Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL FIRST QUARTER 2020 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH., November 6, 2019 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the fiscal first quarter 2020.

First Quarter 2020 Summary

●	Sales of $88.7 million, 4% growth versus prior year
●	EPS of $0.17; Adjusted EPS of $0.04
●	Net Income of $4.5 million, Adjusted Net income $1.0 million
●	EBITDA of $9.2 million; Adjusted EBITDA of $4.7 million
●	Free Cash Flow of $18.3 million; Net Debt reduced by $20.4 million versus prior year
●	Net Debt to Adjusted EBITDA ratio improves to 1.7x

Net sales increased 4% to $88.7 million in the fiscal first quarter 2020, versus $85.0 million in the first quarter 2019. Reported net income was $4.5 million, or $0.17 per diluted share, versus income of $1.7 million or $0.07 per diluted share, in the first quarter 2019. Reported fiscal first quarter 2020 results include a $4.8 million pre-tax gain on sale resulting from the divestiture of the New Windsor, NY facility in September 2019. Fiscal first quarter results also include restructuring charges of $0.2 million.

EBITDA was $9.2 million for the quarter compared to $5.6 million in the prior year quarter. Non-GAAP adjusted EBITDA was $4.7 million in fiscal first quarter 2020, versus $6.2 million in the fiscal quarter 2019. The prior year period included a $1.2 million non-reoccurring favorable adjustment related to a change in the Company’s employee benefits policy.

The Company generated free cash flow of $18.3 million in the fiscal first quarter 2020, including $12.3 million in net proceeds resulting from the sale of the New Windsor facility. Excluding the impact of net proceeds from the facility sale, total free cash flow was $6.0 million in the fiscal first quarter 2020, compared to $1.5 million in the fiscal first quarter 2019.

During the twelve months ended September 30, 2019, LSI reduced total net debt outstanding by 49% to $21.6 million, consistent with the Company’s ongoing focus on disciplined capital management. At the end of the fiscal first quarter 2020, the Company’s net debt to Adjusted EBITDA ratio was 1.7x. The schedule reconciling GAAP and non-GAAP financial results is included later in this release.

The Company declared a regular cash dividend of $0.05 per share payable November 26, 2019 to shareholders of record on November 18, 2019.

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “We reported year-over-year growth in sales, net income and free cash flow during the first quarter, a performance driven by our focus on all facets of the business and improved execution throughout the organization. Continued growth in cash flow from operations, together with proceeds from the recently completed sale of the New Windsor facility, contributed to a significant reduction in net leverage during the first quarter, as planned. We have realized significant improvements throughout all aspects of our commercial, operational, and financial operations during the past year, creating a solid foundation to advance the business as we move forward.

“We achieved balanced sales growth during the first quarter, supported by solid performances within both the Lighting and Graphics segments. In our Lighting segment, sales increased 3% compared to prior year, and our gross margin rate improved 140 bps, driven primarily by improved price and mix. In what remains an inconsistent market environment, we achieved these results by focusing strongly on those market verticals where our proven solutions provide customers’ exceptional value, including retail parking, automotive, petroleum and convenience store applications. During the first quarter, we continued to expand our lighting sales team and launched several new products in both the project and stock and flow channels which provide improved performance characteristics for our customers and a cost savings to LSI.”

“The Graphics segment continued to generate solid growth, increasing 8% versus the first quarter 2019. Our core petroleum market vertical continued to grow with both new and existing customers. We have four major customer programs currently active, and our program management teams are busy with development work on four potential customer projects. This upfront investment and customer collaboration is critical to becoming the preferred supplier for projects involving hundreds to several thousand customer locations. In addition, we recently completed our 500th installation in Mexico, a testament to the long-term customer relationships we have developed as a trusted, proven partner in the petroleum market.

“The first quarter also saw improvements in our manufacturing and supply chain capabilities. We completed the production transition from the New Windsor, NY facility closure, realizing initial cost savings from improved capacity and asset utilization, contributing to the lighting gross margin rate expansion. We anticipate operating at the annualized cost savings target of $4 million by the end of the fiscal second quarter. Improvements to production floor layouts and scheduling processes at several manufacturing locations has reduced cycle times and contributed to improved inventory levels. Capital investment is planned to increase modestly in fiscal 2020, with targeted programs focused on planned new products and factory cost reductions, as well as service and quality enhancements.

“Our first quarter results prove that with the right focus, planning, and execution, we can profitably grow our business,” concluded Clark. “Looking forward, current market activity in Lighting remains volatile and conditions are projected to remain the same throughout the fiscal second quarter. During a period of industry transition, LSI remains a proven, stable source for innovative, high-performance lighting and graphics solutions, including expert support and service.”

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsi-industries.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13695905

Call Replay:	844-512-2921
Replay Passcode:	13695905

A replay of the conference call will be available between November 6, 2019 and November 20, 2019. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsi-industries.com.

ABOUT LSI INDUSTRIES

LSI Industries Inc. is a U.S.-based manufacturer of lighting, graphics and technology solutions for both indoor and outdoor applications. We are a leading solutions provider to the primary end-markets we serve, including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Our products are marketed throughout North America through a network of independent sales representatives and distributors, as well as through national accounts. We partner with our customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates seven facilities throughout the United States.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

Financial Highlights

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2019	2018	% Change
Net Sales	$88,701	$84,957	4%

Operating Income as reported	6,839	2,934	133%

Restructuring and plant closure (gains) costs	(4,588)	590

Operating Income as adjusted	$2,251	$3,524	-36%

Net Income as reported	$4,475	$1,749	156%

Net Income as adjusted	$1,026	$2,203	-53%

Earnings per share as reported	$0.17	$0.07	143%

Earnings per share as adjusted	$0.04	$0.08	-51%

	(amounts in thousands)
	9/30/19	6/30/19
Working Capital	$62,366	$71,105
Total Assets	$203,521	$201,100
Long-Term Debt	$23,181	$39,541
Other Long-Term Liabilities	$12,010	$1,747
Shareholders' Equity	$123,158	$119,937

First Quarter Fiscal 2020 Results

Net sales in the first quarter of fiscal 2020 were $88,701,000, up 4% from last year’s first quarter net sales of $84,957,000. Lighting Segment net sales of $63,191,000 increased 3% and Graphics Segment net sales of $25,510,000 increased 8% from last year’s first quarter net sales. The Company recorded pre-tax restructuring and plant closure costs (gains) of $(4,588,000) primarily due to the gain on the sale of the Company’s New Windsor, New York facility in the Lighting Segment. The fiscal 2020 first quarter net income of $4,475,000, or $0.17 per share, compares to fiscal 2019 first quarter net income of $1,749,000 or $0.07 per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

Balance Sheet

The balance sheet at September 30, 2019 included current assets of $107.5 million, current liabilities of $45.2 million and working capital of $62.4 million, which includes cash of $1.6 million. The Company adopted the new lease accounting standard which recorded a “Right of Use” asset in other assets of $10.4 million and a corresponding liability of $10.8 million other liabilities with the difference of $0.4 million recorded to retained earnings. The balance sheet also included shareholders’ equity of $123.2 million and $23.2 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2020 payable November 26, 2019 to shareholders of record as of the close of business on November 18, 2019. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three months ended September 30, 2019 and 2018. Operating income, net income and earnings per share, which exclude the impact of restructuring and plant closure costs, are non-GAAP financial measures. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated along with the calculation of EBIDTA, Adjusted EBITDA and Free Cash Flow.

	YEAR-TO-DATE
(In thousands, except per share data)	2019		2018
		Diluted		Diluted
Reconciliation of net income to adjusted net income		EPS		EPS
Net Income as reported	$4,475	$0.17	$1,749	$0.07

Restructuring and plant closure costs	(3,449)	(0.13)	454	$0.01

Net Income adjusted	$1,026	$0.04	$2,203	$0.08

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

(Unaudited; In thousands)	Three Months Ended
EBITDA	September 30
	2019	2018	% Change
Operating Income as reported	$6,839	$2,934	133%

Depreciation and Amortization	2,399	2,643
EBITDA	$9,238	$5,577	65.6%

(Unaudited; In thousands)	Three Months Ended
Adjusted EBITDA	September 30
	2019	2018	% Change
Operating Income as adjusted	$2,251	$3,524	-36%

Depreciation and Amortization	2,399	2,643
Adjusted EBITDA	$4,650	$6,167	-24.6%

(Unaudited; In thousands)	Three Months Ended
Free Cash Flow	September 30
	2019	2018	% Change
Cash Flow From Operations	$6,359	$2,188	191%

Proceeds from Sale of Facility	12,332	--

Capital Expenditures	(355)	(648)
Free Cash Flow	$18,336	$1,540	n/m

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

 Condensed Consolidated Statements of Operations

	Three Months Ended September 30
(Unaudited)
(In thousands, except per share data)	2,019	2,018
Net Sales	88,701	84,957

Cost of Products Sold	66,588	63,541
Restructuring Costs	258	155

Gross Profit	21,855	21,261

Selling and Administrative Costs	19,862	18,327
Restructuring Costs	(4,846)	--

Operating (Loss)	6,839	2,934

Other Expense	82	--
Interest Expense	431	518

Income Before Taxes	6,326	2,416

Income Tax	1,851	667

Net Income	4,475	1,749

Weighted Average Common Shares Outstanding
Basic	26,236	26,032
Diluted	26,293	26,365

Income (Loss) Per Share
Basic	$0.17	$0.07
Diluted	$0.17	$0.07

LSI Industries Inc. Fiscal 2020 and First Quarter Results

November 6, 2019

	(amounts in thousands)
	9/30/19	6/30/19
Current Assets (Less Assets Held for Sale)	$107,538	$103,468
Assets Held for Sale	--	7,512
Property, Plant and Equipment, net	30,511	31,976
Other Assets	65,472	58,144
Total Assets	$203,521	$201,100

Current Liabilities	$45,172	$39,875
Long-Term Debt	23,181	39,541
Other Long-Term Liabilities	12,010	1,747
Shareholders' Equity	123,158	119,937
	$203,521	$201,100